As filed with the Securities and Exchange Commission on September 30, 2026

Registration Statement File No. 333-212739

Registration Statement File No. 333-197104-01

Registration Statement File No. 333- 215509

Registration Statement File No. 333- 253752

Registration Statement File No. 333- 263235

Registration Statement File No. 333- 271090

Registration Statement File No. 333- 278991

Registration Statement File No. 333- 296362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT NO. 333-212739

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197104-01

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333- 215509

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333- 253752

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333- 263235

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333- 271090

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333- 278991

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333- 296362

UNDER

THE SECURITIES ACT OF 1933

DIGITALBRIDGE GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

750 Park of Commerce Drive, Suite 210

Boca Raton, FL 33487

(Address of Principal Executive Offices) (Zip Code)

DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan,

as Amended and Restated on August 22, 2022

DigitalBridge Group, Inc. 2024 Omnibus Stock Incentive Plan

as amended effective May 28, 2026

NorthStar Realty Finance Corp.

Third Amended and Restated 2004 Omnibus Stock Incentive Plan

(Full Title of the Plans)

Geoffrey Goldschein

DigitalBridge Group, Inc.

750 Park of Commerce Drive, Suite 210

Boca Raton, FL 33487

(561) 570-4644

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On September 30, 2026, DigitalBridge Group, Inc., a Maryland corporation (the “Registrant”), completed its previously announced acquisition by Duncan Holdco LLC, a Delaware limited liability company (“Parent”), an indirect subsidiary of SoftBank Group Corp., a Japanese kabushiki kaisha, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 29, 2025, by and among the Registrant, Parent, Duncan Sub I Inc., a Maryland corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub I”), Duncan Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub I (“Merger Sub II”), and DigitalBridge Operating Company, LLC, a Delaware limited liability company (“Company OP”). On the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub I merged with and into the Registrant (the “Company Merger”), with the Registrant continuing as the surviving corporation in the Company Merger, and (ii) immediately following the Company Merger, Merger Sub II merged with and into Company OP (the “LLC Merger” and, together with the Company Merger, the “Mergers”), with the Company OP continuing as the surviving company in the LLC Merger.

As a result of the Mergers, the Registrant is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all securities previously registered under the following Registration Statements, in each case as amended (the “Registration Statements”), that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed as being registered below reflect the number of shares originally registered under the various Registration Statements and do not take into account corporate actions taken since the filing of such Registration Statements):

1.	Registration Statement on Form S-4 (File No. 333-212739), filed with the SEC on July 29, 2016, as amended by as amended by Post-Effective Amendment No. 1 on Form S-8, filed with the SEC on January 10, 2017, relating to the registration of shares of the Registrant’s Class A common stock, par value $0.01 per share, issuable under the NorthStar Realty Finance Corp. Third Amended and Restated 2004 Omnibus Stock Incentive Plan;
2.	Registration Statement on Form S-8 (File No. 333-197104-01), filed with the SEC on June 27, 2014, as amended by that certain Post-Effective Amendment No. 1 on Form S-8, filed with the SEC on January 10, 2017, relating to the registration of shares of the Registrant’s Class A common stock, par value $0.01 per share, issuable under the DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan, as amended (the “2014 Plan”);
3.	Registration Statement on Form S-8 (File No. 333-215509), filed with the SEC on January 11, 2017, registering the offer and sale of 15,786,977 shares of the Registrant’s Class A common stock, par value $0.01 per share, issuable under the 2014 Plan;
4.	Registration Statement on Form S-8 (File No. 333-253752), filed with the SEC on March 1, 2021, registering the offer and sale of 39,986,674 shares of the Registrant’s Class A common stock, par value $0.01 per share, issuable under the 2014 Plan;
5.	Registration Statement on Form S-8 (File No. 333-263235), filed with the SEC on March 2, 2022, registering the offer and sale of 11,384,859 shares of the Registrant’s Class A common stock, par value $0.01 per share, issuable under the 2014 Plan;
6.	Registration Statement on Form S-8 (File No. 333-271090), filed with the SEC on April 3, 2023, registering the offer and sale of 3,198,590 shares of the Registrant’s Class A common stock, par value $0.01 per share, issuable under the 2014 Plan;
7.	Registration Statement on Form S-8 (File No. 333-278991), filed with the SEC on April 29, 2024, registering the offer and sale of 4,500,000 shares of the Registrant’s Class A common stock, par value $0.01 per share, issuable under the DigitalBridge Group, Inc. 2024 Omnibus Stock Incentive Plan, as amended (the “2024 Plan”); and
8.	Registration Statement on Form S-8 (File No. 333-296362), filed with the SEC on May 29, 2026, registering the offer and sale of 6,000,000 shares of the Registrant’s Class A common stock, par value $0.01 per share, issuable under the 2024 Plan.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. These filings are made in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on September 30, 2026.

DIGITALBRIDGE GROUP, INC.
(Registrant)

By:	/s/ Thomas Mayrhofer
Name:	Thomas Mayrhofer
Title:	Chief Financial Officer and Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.